EXHIBIT 10.24

[Date]

[Name]

[Address]

Re:          Grant of Nonstatutory Stock Option

Option Shares:	Grant Date:

Price per share:	Vesting Start Date:

Fully-Vested Date:

Option control no.:	Expiration Date:

Dear [Name]:

I am pleased to confirm that the Company has granted you an option to purchase shares of our common stock under the 2004 Equity Incentive Plan of MacroPore Biosurgery, Inc (the “Plan”).  To accept your stock option, please sign the enclosed copy of this letter and return it to the Human Resources Department in the envelope provided.

General terms

Your option is intended to be a nonstatutory option.  The basic terms of your option grant are identified in the information block at the top of this offer letter, but other important terms and conditions are described in the Plan.  We encourage you to carefully review the Plan, a copy of which is enclosed.

Purchase and payment

Subject to the Plan, your option vests (becomes exercisable) [insert vesting schedule], calculated to the closest whole share, so that all shares will become purchasable on the Fully-Vested Date shown above.

If you decide to purchase shares under this option, you will be required to submit a completed Option Exercise and Stock Purchase Agreement in the form attached, or in another form approved by the Company, together with payment for the shares.  You may pay for the shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment listed in section 6.4(c) of the Plan and permitted by the Administrator at the time you wish to exercise.  Shares available under this option must be purchased, if at all, no later than the Expiration Date.

We value your efforts and look forward to your continued contribution.

Sincerely,

Christopher J. Calhoun

Chief Executive Officer

I accept this option and agree to the terms of this offer letter and the Plan.

, 200
Optionee signature	Date